EXHIBIT (e.6)

TERMINATION AGREEMENT

This Termination Agreement (the “Termination Agreement”) is effective as of August 17, 2005 and terminates that certain agreement regarding the provision of marketing and sales support services (the “Marketing and Sales Support Agreement”) dated as of January 1, 2002 between Heartland Advisors, Inc. (the “Adviser”) and Heartland Investor Services LLC (the “Distributor/Selling Agent”).

WHEREAS, the parties desire to restructure their relationship by setting forth certain of the provisions of the Marketing and Sales Support Agreement in other agreements between the parties and /or their affiliates;

WHEREAS, the parties accordingly have decided to terminate the Marketing and Sales Support Agreement;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. Termination. As of the date of this Termination Agreement, the Marketing and Sales Support Agreement is terminated and of no further force or effect; provided, however, that: (a) any claim or cause of action that arose under the Marketing and Sales Support Agreement with respect to the Funds will be governed by the applicable provisions of the Distribution Agreement between Heartland Group, Inc. and the Distributor/Selling Agent, and (b) any claim or cause of action that arose under the Marketing and Sales Support Agreement with respect to Turn of the Tide will be governed by the applicable provisions the Selling Agreement among Turn of the Tide, Heartland Value Manager LLC, the Adviser and the Distributor/Selling Agent.

2. Miscellaneous.

(a) The provisions set forth in this Termination Agreement supersede, as of the date hereof, all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(b) Paragraph headings in this Termination Agreement are included for convenience only and are not to be used to construe or interpret this Termination Agreement.

(c) This Termination Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first written above.

Heartland Advisors, Inc.

By:	/s/ Paul T. Beste
Name:	Paul T. Beste
Title:	Chief Operating Officer

Heartland Investor Services LLC

By:	/s/ William Tomko
Name:	William Tomko
Title:	President

2